                                                                     EXHIBIT 8.1


                               August 8, 2000



Epitope, Inc. and its Stockholders
8505 SW Creekside Place
Beaverton, OR  97008

Ladies and Gentlemen:

          We have acted as counsel to Epitope, Inc., an Oregon corporation ("Epitope"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of May 6, 2000 among Epitope, OraSure Technologies, Inc. ("Merger Sub") and STC Technologies, Inc. ("STC") (the "Agreement").

          Pursuant to the Agreement, STC will be merged with and into Merger Sub, with Merger Sub being the surviving corporation (the "STC Merger"). In the STC Merger, the outstanding shares of common stock, par value $.000001 per share, of STC ("STC Common Stock"), other than shares owned by dissenters who perfect their rights, will be exchanged for fully paid and nonassessable shares of common stock, par value $.000001 per share, of Merger Sub ("Surviving Corporation Common Stock"). In addition, pursuant to the Agreement, Epitope will be merged with and into Merger Sub, with Merger Sub being the surviving corporation (the "Epitope Merger"). In the Epitope Merger, the outstanding shares of common stock, no par value per share, of Epitope ("Epitope Common Stock") will be exchanged for fully paid and nonassessable shares of Surviving Corporation Common Stock.

          In connection with the transactions contemplated by the Agreement, Merger Sub is filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Surviving Corporation Common Stock to be issued in the STC Merger and the Epitope Merger. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Agreement and (iii) such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, we have assumed that the STC Merger and the Epitope Merger will be consummated in the manner contemplated by the Registration

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Statement and in accordance with the provisions of the Agreement. We have also assumed that the shares of STC Common Stock are held as capital assets by the stockholders of STC, and the shares of Epitope Common Stock are held as capital assets by the stockholders of Epitope.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than Epitope, we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers of Epitope, Merger Sub, STC and others.

          Based upon and subject to the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that:

          1. The STC Merger of STC with and into Merger Sub will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code, and STC and Merger Sub will be parties to the reorganization within the meaning of section 368(b) of the Internal Revenue Code;

          2. No gain or loss will be recognized by the stockholders of STC who exchange all of their STC Common Stock solely for Surviving Corporation Common Stock pursuant to the STC Merger. Gain or loss may be recognized by stockholders of STC with respect to cash received in lieu of a fractional share interest in Surviving Corporation Common Stock;

          3. The adjusted tax basis of Surviving Corporation Common Stock received by the stockholders of STC will equal the adjusted tax basis of the STC Common Stock exchanged therefor, adjusted to reflect the impact of payments of cash for fractional share interests in Surviving Corporation Common Stock;

          4. The holding period of Surviving Corporation Common Stock received by the stockholders of STC in the STC Merger will include the holding period of the STC Common Stock exchanged therefor;

          5. The Epitope Merger of Epitope with and into Merger Sub will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code, and Epitope and Merger Sub will be parties to the reorganization within the meaning of section 368(b) of the Internal Revenue Code;

          6. No gain or loss will be recognized by the stockholders of Epitope who exchange all of their Epitope Common Stock solely for Surviving Corporation Common Stock pursuant to the Epitope Merger;

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          7. The adjusted tax basis of Surviving Corporation Common Stock received by the stockholders of Epitope will equal the adjusted tax basis of the Epitope Common Stock exchanged therefor; and

          8. The holding period of Surviving Corporation Common Stock received by the stockholders of Epitope in the Epitope Merger will include the holding period of the Epitope Common Stock exchanged therefor.

          Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations.

          If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements, published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

          We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement, the reference to this opinion letter under the heading "Material United States Federal Income Tax Consequences of the Mergers" in the Proxy Statement--Prospectus which forms a part of the Registration Statement and the reference to our firm under the heading "Legal Matters" in such Proxy Statement--Prospectus. In giving such consent we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ STINSON, MAG & FIZZELL, P.C.
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                              STINSON, MAG & FIZZELL, P.C.